FOR IMMEDIATE RELEASE	Contact:	Ethel Shepard Corporate Affairs Manager 617-342-6254

Susannah Robinson Director, Investor Relations 617-342-6129

CABOT CORPORATION ANNOUNCES NEW CHIEF FINANCIAL OFFICER

Boston, MA, USA — (December 21, 2005) — Cabot Corporation announced today that Jonathan P. Mason will join Cabot as Chief Financial Officer on January 12, 2006. Mr. Mason succeeds John A. Shaw, Cabot’s CFO for the last 4 years, who announced in May that he would leave Cabot at the end of the calendar year.

Since March 2005, Mr. Mason served as Vice President of Finance and Treasurer of International Paper, a global forest products, paper and packaging company. From 2000 to March 2005, he was CFO of Carter Holt Harvey, a global paper company in Auckland, New Zealand that was partially owned by International Paper.

Mr. Mason has held various finance and business development positions at International Paper and its subsidiaries. In addition he held various roles in the Treasury Department of ExxonMobil from 1985 to 1990. He earned a B.A. from Beloit College in Wisconsin and a M.A. and M.B.A. from Yale University in Connecticut.

In speaking to the CFO transition, Ken Burnes, Chairman and CEO of Cabot said, “I want to express my gratitude to John Shaw for his service to Cabot during a time of great change for global companies in the financial and corporate governance areas. We wish him well in his future endeavors. We are pleased to welcome Jonathan to Cabot’s senior management team. He brings to Cabot a broad range of personal and professional skills and we are looking forward to working with him.”

Cabot Corporation is a global specialty chemicals and materials company headquartered in
Boston, Massachusetts, USA. Cabot’s major products are carbon black, fumed silica, inkjet colorants, capacitor materials, and cesium formate drilling fluids. The website address is: www.cabot-corp.com.